Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

As independent certified public accountants, we hereby consent to incorporation of our report dated March 15, 2000 with respect to the onlinetradinginc.com corp. financial statements as of January 31, 2000 and the year then ended, and to all references to our Firm included in or made a part of this report.

/s/ Arthur Andersen LLP

Fort Lauderdale, FL
January 2, 2001


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